Exhibit 4.2
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 3, 2018, by and among Grace Management Services, Inc., a Delaware corporation (“Grace Management”), and Grace Technologies, Inc., a Delaware Corporation, (together with Grace Management, the “New Guarantors”), each a subsidiary of W. R. Grace & Co.-Conn. (or its successor), a Connecticut corporation (the “Company”), the Company and Wilmington Trust, National Association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H:
WHEREAS the Company, the Trustee and W. R. Grace & Co. are parties to that certain Base Indenture (the “Base Indenture”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each dated as of September 16, 2014;
WHEREAS Section 4.10 of the First Supplemental Indenture provides that if a Domestic Subsidiary guarantees Senior Indebtedness of the Company under the Credit Agreement, then the Company will cause such Domestic Subsidiary to execute and deliver a supplemental indenture to the Trustee pursuant to which such Domestic Subsidiary will guarantee payment of the Notes on the same terms and conditions as the original Guarantees from the initial Guarantors with such limitations as are as set forth in the Triggering Guarantee;
WHEREAS Section 10.06 of the Base Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Company’s Obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein;
WHEREAS Section 10.02(b)(iii) of the Base Indenture and Section 4.10(b)(iii) of the First Supplemental Indenture provides that a Guarantee by any Guarantor shall automatically be released and terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations under Article X of the Base Indenture if such Guarantor no longer guarantees the Senior Indebtedness of the Company under the Credit Agreement and no Default has occurred and is continuing with respect to which the Guarantee is being released;
WHEREAS, as of the date hereof, Alltech Associates, Inc., an Illinois corporation (the “Released Guarantor”), no longer guarantees the Senior Indebtedness of the Company under the Credit Agreement and no Default has occurred and is continuing with respect to which the Guarantee is being released;

WHEREAS pursuant to Section 9.01 of the Base Indenture and the First Supplemental Indenture, the Company and the Trustee may amend or supplement the Indenture to evidence the release of any guarantor pursuant to the terms of the Indenture without the consent of Holders; and
WHEREAS pursuant to Section 9.01 of the Base Indenture and the First Supplemental Indenture, the Trustee and the Company are authorized to execute and deliver this Second Supplemental Indenture without the consent of Holders.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders as follows:
1.    Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Second Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Base Indenture, including without limitation the release provisions thereof, and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.    Release of Guarantee. The Trustee hereby acknowledges that the guarantee of the Released Guarantor has been terminated as of the date hereof and shall be of no further force or effect, and the Released Guarantor has been released from all obligations under the Indenture, the Notes and such guarantee.
4.    Amendment of Indenture. Article 10 of the First Supplemental Indenture is hereby replaced in full by the following text: “Article X of the Base Indenture shall control.”
5.    Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Base Indenture.
6.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

7.    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
8.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
9.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
10.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

W. R. GRACE & CO.-CONN.

By: /s/ Jeremy Rohen
Name: Jeremy Rohen
Title: Assistant Treasurer

GRACE MANAGEMENT SERVICES, INC., as New Guarantor

By: /s/ Jeremy Rohen
Name: Jeremy Rohen
Title: Assistant Treasurer

GRACE TECHNOLOGIES, INC., as New Guarantor

By: /s/ Jeremy Rohen
Name: Jeremy Rohen
Title: Treasurer

    [Signature page to the Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ Jospeh P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

    [Signature page to the Second Supplemental Indenture]